UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 11, 2021

ARDELYX, INC.

(Exact name of registrant as specified in its charter)

-
Delaware	001-36485	26-1303944
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

34175 Ardenwood Blvd., Fremont, CA 94555

400 Fifth Ave., Suite 210, Waltham, MA 02456

(Address of principal executive offices, including Zip Code)

Registrant’s telephone number, including area code: (510) 745-1700

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.0001	ARDX	The Nasdaq Global Market

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On March 11, 2021, the Board of Directors (the “Board”) of Ardelyx, Inc., a Delaware corporation (the “Company”) approved the following modifications to the Company’s Non-Employee Director Compensation Program (the “Director Compensation Program”):  (i) the annual cash retainer for each of the Board’s non-employee directors for their service on the Board was increased from $40,000 to $45,000, (ii) the grant date fair value of the stock option grants to non-employee directors upon their initial appointment or election to the Board was increased from $240,000 to $300,000, and the maximum share number was increased from 75,000 shares to 100,000, and (iii) the grant date fair value of the annual stock option grants to non-employee directors was increased from $120,000 to $150,000, with the maximum share number remaining unchanged at 50,000.

On March 11, 2021, Gordon Ringold, Ph.D., notified the Board of his decision to resign from the Board, and the Nominating and Governance Committee of the Board, of which he served as Chairman, effective at 11:59 p.m. on March 11, 2021, in order to focus on his other business commitments. Dr. Ringold’s resignation is not due to any disagreement with the Company on any matter relating to the Company’s operations, policies or practices.

On March 11, 2021, the Company appointed Muna Bhanji as a member of the Board, effective immediately, to serve as a Class III director until the Company’s 2023 Annual Meeting of Stockholders and until her successor is duly elected and qualified, or until her earlier death, resignation or removal. Following Ms. Bhanji’s appointment and the effectiveness of Dr. Ringold’s resignation, the Class III directors will consist of Robert Bazemore, Richard Rodgers and Ms. Bhanji.

Ms. Bhanji was also appointed to serve as a member of the Nominating and Governance Committee of the Board effective immediately, and William Bertrand, Jr., Esq., was appointed to serve as the Chairman of the Nominating and Governance Committee effective as of the effective date of Dr. Ringold’s resignation.  Following the effective date of Ms. Bhanji’s appointment and Dr. Ringold’s resignation, the Nominating and Governance Committee will consist of William Bertrand, Jr., Esq., as chairman, Geoffrey Block, M.D, Onaiza Cadoret-Manier and Ms. Bhanji.

The Board has determined that Ms. Bhanji is independent as defined in Listing Rule 5605 of the Nasdaq Stock Market LLC for purposes of serving on the Board. Pursuant to the Director Compensation Program, upon her appointment to the Board, Ms. Bhanji will automatically be granted an option to purchase 63,687 shares of the Company’s common stock (the “Option”). The shares subject to Ms. Bhanji’s Option will have a per share exercise price equal to the last reporting sale price reported by the Nasdaq Stock Market on the date of grant, and the Option will vest over three years in substantially equal installments on each monthly anniversary of the grant date for so long as Ms. Bhanji remains on the Board through each such vesting date. In addition, Ms. Bhanji will be entitled to receive annual cash retainers in the amount of $45,000 per year for her service on the Board and $7,500 per year for her service on the Nominating and Governance Committee and any other compensation provided pursuant to the Director Compensation Program.

The Company intends to enter into its standard form of indemnification agreement with Ms. Bhanji.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: March 15, 2021	ARDELYX, INC.

	By:	/s/ Justin Renz
Justin Renz
Chief Financial Officer